Exhibit 4.2

Name of Company: JUPAI HOLDINGS LIMITED JUPAI HOLDINGS LIMITED Number: Number Ordinary Share(s) -[no. of shares]-Incorporated under the laws of the Cayman Islands Share capital is US$500,000 divided into (i) 600,000,000 Ordinary Shares of a par value of US$0.0005 each and (ii) 400,000,000 Shares of a par value of US$0.0005 each Ordinary Share(s): -[no. of shares]-Issued to: [name of shareholder] THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof. Dated EXECUTED on behalf of the said Company on the day of 2015 by: Transferred from: DIRECTOR

TRANSFER I (the Transferor) for the value received DO HEREBY transfer to (the Transferee) the shares standing in my name in the undertaking called JUPAI HOLDINGS LIMITED To hold the same unto the Transferee Dated Signed by the Transferor in the presence of: Witness Transferor